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                                                                     EXHIBIT 2.2


                                                                    ANNEX 1.1(o)

                 MANUFACTURE, SERVICE, USE AND LICENSE AGREEMENT



         This Manufacture, Service, Use and License Agreement (this "Agreement"), dated as of November 11, 1997, is between (i) AEI HOLDING COMPANY, INC., a Delaware corporation ("Holdco"); and (ii) ADDINGTON ENTERPRISES, INC., a Kentucky corporation ("AEI").

                                    RECITALS

         A. Pursuant to an Exchange Agreement, dated October 20, 1997, among Holdco, AEI, Larry Addington and Harold Sergent (the "Exchange Agreement"), AEI, Larry Addington and Harold Sergent have agreed to transfer to Holdco certain capital stock and mining operations and assets.

         B. As a condition to the parties' obligation to close the transactions contemplated in the Exchange Agreement, the parties have agreed to enter into this Agreement.

         C. In accordance with the terms and conditions set forth below, Holdco desires to engage AEI to (i) manufacture highwall mining equipment (including, without limitation, continuous miners), and (ii) repair and provide replacement parts for all highwall mining equipment (including, without limitation, continuous miners) transferred to Holdco (or an Affiliate (defined below)) pursuant to the Exchange Agreement or acquired in the future from AEI (the "Equipment"), and AEI desires to be so engaged.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties to this Agreement, the parties hereby agree as follows:

         1. Definitions. As used in this Agreement only, the following terms shall have the following meanings:

                  (a) "Addington Brothers" shall mean Larry Addington, Robert Addington, Bruce Addington, Stephen Addington, and their respective spouses and issue.

                  (b) "Affiliate" shall mean any of the Addington Brothers or any Person in which the Addington Brothers (collectively or individually) directly, or indirectly through one or more intermediaries, own or control fifty percent (50%) or more of the voting power.

                  (c) "Change of Control" shall mean the acquisition by any Person of securities or other ownership interests representing more than fifty percent (50%) of the voting power of Holdco.

                  (d) "Closing" shall mean the consummation of the transactions contemplated in the Exchange Agreement.



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                  (e) "Control," "Controls" or "Controlled" shall mean the
ownership of fifty percent (50%) or more of the voting rights of a Person.

                  (f) "Cost" shall mean the direct expenses incurred by AEI in repairing or manufacturing Equipment for Holdco, plus Overhead

                  (g) "Overhead" shall mean the indirect expenses of AEI that are necessary and customary in the business of repairing, designing, providing replacement parts for and manufacturing coal mining equipment, allocated on a per-shop-hour basis using the same method used immediately prior to the Closing but based on the actual indirect expenses of AEI.

                  (h) "Person" shall mean any individual, firm, trust, partnership, limited liability company, corporation or other business entity.

                  (i) "Purchaser" shall mean a Person, other than Holdco or an Affiliate, that acquires all of the stock, or all or substantially all of the assets, of Holdco, an Affiliate, a Purchaser or a Purchaser's Related Party.

                  (j) "Related Party" shall mean (i) any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is Controlled by a Person that Controls, a party to this Agreement or a Purchaser, and (ii) any spouse, parent or issue of any party to this Agreement or a Purchaser.

                  (k) "United States Intellectual Property" shall mean trade names, trademarks, service marks, copyrights, pending or issued registrations for any of the foregoing, patents and patent applications, unpatented inventions, trade secrets and other confidential or proprietary information, computer programs, processes, formulas and methods arising under United States law that relate to or involve highwall mining and are owned or held by AEI as of the date of this Agreement or subsequently developed or acquired.

         2. Non-Exclusive License of Technology. AEI grants Holdco and all Affiliates a perpetual non-exclusive license in its United States Intellectual Property to operate the Equipment to conduct highwall mining on or in connection with real property that is owned or controlled (currently or in the future) by Holdco or any Affiliate; provided, however, that neither Holdco nor any Affiliate may operate such Equipment on property acquired after the date this Agreement is assigned by AEI to any Person other than an Affiliate unless such property is located in the United States east of the Mississippi River and, at the time of the acquisition, employees operating mining equipment on such property are not represented by a union. Notwithstanding the preceding sentence, neither Holdco nor any Affiliate may use any Equipment in connection with any contract mining arrangement between Holdco or an Affiliate, on the one hand, and any other Person that is not an Affiliate, on the other hand, regardless of who owns or controls the property that is the subject of the contract mining arrangement. Holdco and all Affiliates are granted such license as part of the consideration Holdco is receiving for the transfer of shares of its capital stock to AEI, and neither Holdco nor any Affiliate shall be required to pay any royalty, fee or other payment to AEI in connection with or as consideration for such license.



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         3. Obligations of AEI.

                  (a) At the request of Holdco or any Affiliate, AEI shall repair the Equipment (including providing all parts required in connection with making such repairs), provide replacement parts for the Equipment and manufacture new Equipment until Holdco or such Affiliate terminates its rights under this Agreement. AEI shall use its best efforts to repair Equipment, deliver replacement parts and deliver newly manufactured Equipment by the date requested by Holdco or an Affiliate. Neither Holdco nor any Affiliate shall have an obligation to purchase Equipment or parts from, or have Equipment repaired by, or obtain any other services from, AEI. AEI shall be entitled to provide all goods and services encompassed by this Agreement to Persons other than Holdco and Affiliates.

                  (b) At the request of a Purchaser or such Purchaser's Related Party, AEI shall repair the Equipment and any continuous miners acquired from AEI (including providing all parts required in connection with making such repairs), provide replacement parts for the Equipment and any such continuous miners and manufacture new continuous miners until such Purchaser or such Related Party terminates its rights under this Agreement. AEI shall use its best efforts to repair Equipment or continuous miners, deliver replacement parts and deliver newly manufactured continuous miners by the date requested by the Purchaser or such Purchaser's Related Party. Neither a Purchaser nor any such Purchaser's Related Parties shall have an obligation to purchase continuous miners or parts from, or have Equipment or continuous miners repaired by, or obtain any other services from, AEI. AEI shall be entitled to provide all goods and services encompassed by this Agreement to Persons other than a Purchaser and its Related Parties.

         4. Fees. Holdco or an Affiliate, as the case may be, shall pay AEI the following fees and costs for the services, parts and newly manufactured Equipment provided under this Agreement:

                  (a) Repair and Manufacture. Holdco or an Affiliate, as the case may be, shall pay AEI one hundred ten percent (110%) of AEI's Cost to repair or manufacture the Equipment; provided, however, that Holdco or an Affiliate, as the case may be, shall pay for any parts required in connection with making repairs to the Equipment in accordance with Section 4(b). The one hundred ten percent (110%) mark-up on repair services shall not be applied to any replacement parts which Holdco or an Affiliate, as the case may be, pays for in accordance with Section 4(b).

                  (b) Parts. For each part that AEI replaces into a piece of Equipment or otherwise provides to Holdco or an Affiliate, Holdco or such Affiliate, as the case may be, shall pay AEI one hundred twenty percent (120%) of AEI's Cost for such part; provided that Cost shall include Overhead only if the part is manufactured by AEI.

                  (c) Professional Services. Holdco or an Affiliate, as the case may be, shall pay AEI an hourly rate for engineering, design and other professional services equal to two and one-half (2 1/2) times the gross hourly rate (excluding fringe benefits and Overhead) paid by AEI to each individual involved in providing such services to Holdco or such Affiliate.



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         5. Transport of Equipment. Holdco or an Affiliate, as the case may be, shall be required, at its sole cost and expense, to transport Equipment requiring repair to AEI's repair shops located at Coalton, Kentucky (the "Shops"), and to transport repaired Equipment from the Shops to the destination selected by Holdco or such Affiliate. Holdco or an Affiliate, as the case may be, shall be required to pay any and all shipping charges incurred by AEI in delivering a replacement part or newly manufactured piece of Equipment to Holdco or such Affiliate.

         6. Payment. AEI shall send Holdco or an Affiliate, as the case may be, an invoice for all fees and costs for repairing, providing replacement parts for, or manufacturing a particular piece of Equipment within thirty (30) days after such repair is completed or such replacement part or newly manufactured Equipment is delivered. The party receiving the invoice shall pay such invoice in full within thirty (30) days after receipt. Beginning thirty (30) days after the due date for a particular payment, until such payment is made in full, the party receiving the invoice shall be required to pay AEI interest on the outstanding balance at the rate of two percent (2%) plus the interest rate published in the Wall Street Journal as the prime rate charged by United States national banks.

         7. Restrictions on Transfer and Use. Without the prior written consent of AEI, Holdco or an Affiliate shall be entitled to sell, assign, lease or otherwise transfer any or all of the Equipment or its rights therein to any Affiliate or a Purchaser; provided, however, that any Purchaser that acquires any Equipment, or any right or interest therein, shall have only those rights expressly set forth in Section 8; and provided further that neither Holdco nor any Affiliate shall sell, assign, lease or otherwise transfer any Equipment, or any right or interest therein, to any Purchaser, unless such Purchaser executes a written acknowledgment that its rights are limited to those expressly set forth in Section 8. Except as set forth in this Section 7, neither Holdco nor any Affiliate shall sell, assign, lease or otherwise transfer any Equipment, or any right or interest therein, without obtaining the prior written consent of AEI, which consent may be withheld in the sole and absolute discretion of AEI.

         8. Rights and Obligations of a Purchaser. A Purchaser and its Related Parties shall have the following rights and obligations with respect to the use and transfer of the Equipment:

                  (a) License for Equipment. A Purchaser and its Related Parties shall have a perpetual non-exclusive license to use AEI's United States Intellectual Property to operate the Equipment to conduct highwall mining on or in connection with real property that the Purchaser or such Related Party acquired from the Person that transferred the Equipment to the Purchaser or such Related Party; provided, however, that such Person was entitled to operate the Equipment on such property.

                  (b) License for Continuous Miners. Notwithstanding Section 8(a), a Purchaser and its Related Parties shall have a perpetual non-exclusive license to use AEI's United States Intellectual Property to operate continuous miners (whether acquired directly from AEI or in connection with an acquisition of Equipment) to conduct any mining or related activities on any property owned or controlled by the Purchaser or such Related Party.


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                  (c) Manufacture and Repair of Continuous Miners. A Purchaser
and its Related Parties shall be entitled to purchase continuous miners from AEI, and have such continuous miners repaired, for one hundred twenty percent (120%) of AEI's Cost to manufacture or repair, as the case may be, such continuous miners.

                  (d) Repair of Equipment. A Purchaser and its Related Parties shall be entitled to have AEI repair any Equipment at one hundred ten percent (110%) of AEI's cost to repair such Equipment; provided that any replacement parts required in connection with making such repairs shall not be subject to the one hundred ten percent (110%) mark-up, but shall be subject to the mark-up provided in Section 8(e).

                  (e) Parts. A Purchaser and its Related Parties shall be entitled to have AEI provide replacement parts, including replacement parts required in connection with repair services provided by AEI, for any continuous miners or Equipment at one hundred twenty percent (120%) of AEI's Cost for such part; provided that Cost shall include Overhead only if such part is manufactured by AEI.

                  (f) Transfer. Without the prior written consent of AEI, a Purchaser or its Related Parties shall be entitled to sell, assign, lease or otherwise transfer any or all of the Equipment or the continuous miners or any right or interest therein to any of such Purchaser's Related Parties or to a Person that acquired all of the stock, or all or substantially all of the assets, of the Purchaser or any of its Related Parties; provided, however, that neither the Purchaser nor its Related Parties shall sell, assign, lease or otherwise transfer any Equipment or any right or interest therein, except as set forth in this Section 8(f), without obtaining the prior written consent of a member of AEI, which consent may be withheld in the sole and absolute discretion of AEI.

         9. Term. Any Person's rights under this Agreement shall expire thirty
(30) days after such Person gives written notice to all applicable parties to this Agreement that it no longer desires to exercise its rights under this Agreement. Sections 2, 7 and 8 shall survive the expiration of this Agreement.

         10. Change of Control. In the event of a Change of Control, this Agreement shall terminate, except for the rights and obligations contained in
Section 8, and Holdco and all Affiliates shall be deemed to be Purchasers beginning on the day following the day on which the Change of Control occurs.

         11. Disputed Costs.

                  (a) Dispute Resolution. Holdco and AEI agree to negotiate in good faith to settle any disputed costs, controversies, disputes or claims arising among the parties in connection with, or with respect to, any provision of this Agreement, but such negotiations shall not affect Holdco's obligation to pay for all costs and charges which are not in dispute. All disputes which have not been resolved within thirty (30) calendar days after either party has notified the other in writing of such dispute shall be submitted for arbitration in accordance with the rules of the American Arbitration Association or any successor thereof. Arbitration shall take place at an appointed time and place in Lexington, Kentucky.



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                  (b) Selection of Arbitrators. Holdco and AEI each shall select one (1) arbitrator (who shall not be counsel for such party), and the two (2) so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within seven (7) calendar days after arbitration is requested, or if the two (2) arbitrators shall fail to select a third arbitrator within fourteen (14) calendar days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association or any successor thereto upon application of either party. Judgment upon any award of the majority of arbitrators shall be binding and shall be entered in a court of competent jurisdiction. Subject to the provisions of this Agreement, including but not limited to Section 13(d), the award of the arbitrators may grant any relief that a court of general jurisdiction has authority to grant, including, without limitation, an award of damages and/or injunctive relief, and shall assess, in addition, the cost of the arbitration, including the reasonable fees of the arbitrator, reasonable attorneys' fees and costs of all prevailing parties, against all non-prevailing parties.

                  (c) Temporary Injunctive Relief. Nothing herein contained shall bar the right of any of the parties to seek and obtain temporary injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, pending completion of the arbitration, and the prevailing party therein shall be entitled to an award of its reasonable attorneys' fees and costs.

                  (d) Arbitration Rules. All disputes and claims shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") in effect on the date hereof, except that such Rules shall be modified by this Agreement.

                  (e) Arbitration Proceedings. All arbitral proceedings arising under, or in connection with, this Agreement shall be governed by the Federal Rules of Civil Procedure. Notwithstanding the previous sentence, the arbitrators' award shall be made no later than ninety (90) days after their appointment. Subject to the parties' right to be treated fairly, the arbitrators may shorten the periods of time otherwise applicable to the arbitral proceedings under the Rules or the Federal Rules of Civil Procedure to permit the award to be made within the time limitation set forth in the previous sentence.

         12. Relationship of the Parties. It is expressly agreed that AEI will provide the labor and perform the work and services specified by this Agreement as an independent contractor. Nothing contained herein shall be construed as creating a partnership, single enterprise, joint venture or joint employer relationship between AEI and Holdco, or their respective employees.

         13. Miscellaneous.

                  (a) Benefit and Binding Effect. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.


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                  (b) Notices. Any notice, approval or consent authorized or required hereunder shall be in writing and (i) delivered personally, (ii) sent postage prepaid by certified mail or registered mail, return receipt requested, or (iii) sent by a nationally recognized carrier, directed to the other party at its address set forth in this Section 13(b) or such other addresses or parties as may be designated by either AEI or Holdco by notice given from time to time in accordance with this Section 13(b):

                           If to AEI:

                           Addington Enterprises, Inc.
                           1500 North Big Run Road
                           Ashland, Kentucky  41102
                           Attention:  Don Brown
                           Telephone No.: (606) 928-3433
                           Facsimile No.:  (606) 928-0450

                           With a copy to:

                           Paul E. Sullivan, Esq.
                           Brown, Todd & Heyburn PLLC
                           2700 Lexington Financial Center
                           Lexington, Kentucky 40507
                           Telephone No.: (606) 231-0000
                           Facsimile No.:  (606) 231-0011

                           If to Holdco or an Affiliate:

                           AEI Holding Company, Inc.
                           1500 North Big Run Road
                           Ashland, Kentucky 41102
                           Attention: Larry Addington
                           Telephone No.: (606) 928-3433
                           Facsimile No.:  (606) 928-0450

                           With a copy to:

                           Paul E. Sullivan, Esq.
                           Brown, Todd & Heyburn PLLC
                           2700 Lexington Financial Center
                           Lexington, Kentucky 40507
                           Telephone No.: (606) 231-0000
                           Facsimile No.:  (606) 231-0011

A notice, approval or consent shall be deemed received (i) upon the delivery thereof in person, (ii) five (5) days after depositing thereof in any office of the United States Postal Service or any successor governmental agency, or (iii) three (3) days after giving thereof to a nationally recognized overnight carrier. Any party may change its address for receiving notices and communications by giving the other party appropriate written notice thereof.



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                  (c) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings of the parties and their principals and affiliates with respect thereto. No amendment to, or modification of, this Agreement shall be valid or effective unless agreed to in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, nor shall any waiver constitute a continuing waiver. No waiver shall be valid or binding unless agreed to in writing by the party granting the waiver.

                  (d) Limitations. Damages made payable as a result of either party's default under this Agreement shall be limited to those actual damages incurred by such party seeking relief. In no event shall any party, its respective affiliates, agents or attorneys, be liable for any indirect, punitive, special, extraordinary or consequential damages, or any damages other than, or in addition to, actual damages under this Agreement or with respect to the transactions contemplated hereunder.

                  (e) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

                  (f) Headings. The headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions thereof.

                  (g) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

                  (h) Signatures by Facsimile. Facsimile signatures shall be considered original signatures for the purpose of execution and enforcement of the rights delineated in this Agreement.

                  (i) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky, without regard to its conflict of laws principles.

                  (j) Assignment.

                           (i) Without the prior written consent of AEI: (i)
Holdco or any Affiliate shall have the right to assign some or all of its rights and obligations under this Agreement to any Affiliate; (ii) a Purchaser or such Purchaser's Related Party shall have the right to assign some or all of its rights and obligations under this Agreement to such Related Party; and (iii) Holdco, an Affiliate, a Purchaser or such Purchaser's Related Party shall have the right to assign some or all of its rights and obligations under this Agreement to a Person that acquires all of the stock, or all or substantially all, of the assets of Holdco, such Affiliate, such Purchaser or such Purchaser's Related Party, provided that such Person shall thereafter have only the rights of a Purchaser that are expressly set forth in Section 8. Except as specifically provided in this Section 13(j)(i) or Section 8, neither Holdco nor any Affiliate, Purchaser or Purchaser's Related Party shall transfer, sell or assign its rights under this Agreement without obtaining the prior written consent of a member of AEI.


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                           (ii) Without the prior written consent of Holdco, AEI
shall have the right to assign its rights under this Agreement to any Related Party of AEI, Mining Technologies, Inc., a Kentucky corporation, a Related Party of Mining Technologies, Inc., or a Person that acquires all or substantially all of the assets of AEI. Except as set forth in the preceding sentence, no member of AEI shall transfer, sell or assign its rights under this Agreement without obtaining the prior written consent of Holdco, which consent shall not be unreasonably withheld or delayed.

                           (iii) Notwithstanding any provision of this Agreement
to the contrary, any party having rights under this Agreement may assign such rights and obligations, without the consent of any other party to this Agreement, to a creditor for purposes of securing any credit extended to such party by such creditor.

                  (k) Compliance. The parties agree that they will cause their respective subsidiaries and affiliated entities to comply with the terms of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above, but actually on the dates set forth below.


HOLDCO:                               AEI HOLDING COMPANY, INC., a Delaware
                                      corporation


                                      By: /s/ John F. Baum
                                          ------------------------------
                                          Name:  John F. Baum
                                          Title: Chief Financial Officer

                                      Date:    November 11, 1997


AEI:                                  ADDINGTON ENTERPRISES, INC., a Kentucky
                                      corporation


                                      By: /s/ Vic Grubb
                                          ------------------------------
                                          Name:  Vic Grubb
                                          Title: Chief Financial Officer


                                      Date:    November 11, 1997


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